Exhibit 99.1

Allegheny Technologies Holds Investor Meetings

PITTSBURGH--(BUSINESS WIRE)--September 13, 2012--Allegheny Technologies Incorporated (NYSE: ATI) held meetings with investors on September 12 and 13, 2012 in Salt Lake City, UT and Rowley, UT, and conducted a tour of its new titanium sponge facility located in Rowley. During the meetings, ATI discussed its strategic vision and growth strategies for the aerospace and oil and gas markets.

Attendees heard about and saw examples of the wide variety of advanced specialty metals that ATI supplies to the aerospace market that provide ATI with greater content on legacy, next-generation, and future-generation jet engines and airframes.

On display were parts and components, including titanium investment castings and forgings made of complex titanium alloys used in the front end of jet engines, as well as forgings made of advanced alloys used in the hot section of jet engines, such as ATI 718Plus® alloy, Rene 65 alloy, ATI 720™ alloy, powder metals, and titanium aluminides.

For the airframe, analysts saw displays of titanium investment castings, titanium extrusions, and fastener stock made of ATI 6-4™ titanium alloy, ATI 425® alloy, ATI 45Nb™ alloy, ATI 718Plus alloy, and ATI 286™ alloy.

ATI reviewed conditions that support ATI’s expectation for long-term growth in the international oil and gas market. ATI has positioned itself with a diverse product offering and a world-class reputation for quality, innovation, and project experience. ATI provides specialty metals solutions to the downhole, offshore (topside and subsea), petrochemical, and unconventional sectors of the oil and gas market.

Slide presentations from ATI’s investor meetings are available on ATI’s website: www.atimetals.com.

Building the World's Best Specialty Metals Company®
Allegheny Technologies Incorporated is one of the largest and most diversified specialty metals producers in the world with revenues of approximately $5.3 billion for the last twelve months. ATI has approximately 11,400 full-time employees worldwide who use innovative technologies to offer global markets a wide range of specialty metals solutions. Our major markets are aerospace and defense, oil and gas/chemical process industry, electrical energy, medical, automotive, food equipment and appliance, machine and cutting tools, and construction and mining. Our products include titanium and titanium alloys, nickel-based alloys and superalloys, grain-oriented electrical steel, stainless and specialty steels, zirconium, hafnium, niobium, tungsten materials, forgings, castings, and fabrication and machining capabilities. The ATI website is www.ATImetals.com.

CONTACT:
Allegheny Technologies Incorporated
Dan L. Greenfield, 412-394-3004